Exhibit 99.1

For immediate release
Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528

Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas Partners Reports Record Third-Quarter Earnings
Net Income Climbs 41%; Adjusted EBITDA Up 18%

OVERLAND PARK, Kan., June 7, 2007 – Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, today reported record earnings for its fiscal third quarter ended April 30, 2007.

Net earnings for the quarter rose 41% to a record $43.7 million from $30.9 million in the prior fiscal year’s quarter, while Adjusted EBITDA increased 18% to a record $95.1 million from $80.8 million in that same prior year period. This earnings performance reflects the positive impact of higher propane sales volumes and continued strong margin performance during the quarter.

Propane sales volumes rose 6% for the quarter to 244 million gallons from 231 million gallons sold a year ago. This increase in demand correlated to nationwide temperatures that were 6% cooler than in the same period last year, yet remained 1% warmer than normal.

“We are pleased to be able to share these record third quarter results with our investors,” said Steve Wambold, President and Chief Operating Officer. “As we continue to improve both operationally and financially, we anticipate that this strong performance will continue into our fourth-quarter and positively impact our full year results. We remain confident in our full-year Adjusted EBITDA guidance of $235 million to $245 million.” As of April 30, 2007, the partnership’s trailing 12-month Adjusted EBITDA was a record $235.2 million, a nearly 9% improvement over its record fiscal 2006 Adjusted EBITDA of $215.9 million.

Third-quarter revenues rose 19% in the quarter to $624.2 million from $526.0 million and gross profit grew to a record $210.5 million from $194.3 million achieved in the prior-year quarter. Operating and general and administrative expenses were $97.4 million and $11.8 million, respectively, compared to $95.1 million and $12.3 million a year ago. Equipment lease expense increased slightly to $6.7 million in the quarter from $6.5 million in the prior fiscal year’s quarter.

“We believe that we have built a solid foundation for continued earnings growth, both through our investments in technology and people,” commented James Ferrell, Chairman and Chief Executive Officer. “We will continue to look for ways to improve our financial results with our objective to improve our distributable cash flow in the near future.”

For the first nine-months of fiscal 2007, both Adjusted EBITDA and gross profit were a record $226.3 million and $565.0 million, respectively. Revenues grew to $1.7 billion from $1.6 billion in the prior nine-month period, while propane sales volumes remained unchanged at 682 million gallons. Operating and general and administrative expenses were $287.2 million and $32.9 million, respectively, compared to $281.9 million and $34.8 million a year ago. Interest and depreciation and amortization expenses for the nine-month period were $66.2 million and $65.9 million, respectively, and equipment lease expense for the same period was $19.8 million. Net earnings for the period totaled $73.4 million, a 16% increase compared to $63.2 million achieved in the same period last year.

Ferrellgas Partners, L.P., through its operating partnership. Ferrellgas, L.P., serves more than one million customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the company can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year end July 31, 2006, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	April 30, 2007	July 31, 2006
Current Assets:
Cash and cash equivalents	$23,830	$16,525
Accounts and notes receivable, net	146,171	116,369
Inventories	98,684	154,613
Prepaid expenses and other current assets	18,828	15,334

Total Current Assets	287,513	302,841
Property, plant and equipment, net	729,490	740,101
Goodwill	249,325	246,050
Intangible assets, net	251,216	248,546
Other assets, net	18,443	11,962

Total Assets	$1,535,987	$1,549,500

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$64,250	$82,212
Short term borrowings	33,006	52,647
Other current liabilities (a)	102,326	140,738

Total Current Liabilities	199,582	275,597
Long-term debt (a)	1,003,811	983,545
Other liabilities	20,585	19,178
Contingencies and commitments	—	—
Minority interest	5,870	5,435
Partners’ Capital:
Common unitholders (62,952,174 and 60,885,784 units
outstanding at April 2007 and July 2006, respectively)	356,077	321,194
General partner unitholder (635,881 and 615,008 units
outstanding at April 2007 and July 2006, respectively)	(56,477)	(56,829)
Accumulated other comprehensive income	6,539	1,380

Total Partners’ Capital	306,139	265,745

Total Liabilities and Partners’ Capital	$1,535,987	$1,549,500

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2007 AND 2006
(in thousands, except per unit data)
(unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
Revenues:
Propane and other gas liquids sales	$531,816	$466,832	$1,458,732	$1,400,631
Other	92,346	59,194	204,616	163,561

Total revenues	624,162	526,026	1,663,348	1,564,192
Cost of product sold:
Propane and other gas liquids sales	341,593	288,364	956,288	919,626
Other	72,118	43,319	142,039	101,788

Gross profit	210,451	194,343	565,021	542,778
Operating expense	97,369	95,085	287,224	281,894
Depreciation and amortization expense	22,245	21,138	65,936	63,864
General and administrative expense	11,829	12,326	32,877	34,793
Equipment lease expense	6,675	6,506	19,773	20,723
Employee stock ownership plan compensation charge	2,721	2,597	8,301	7,521
Loss on disposal of assets and other	3,097	2,881	9,592	5,518

Operating income	66,515	53,810	141,318	128,465
Interest expense	(21,534)	(20,778)	(66,243)	(62,893)
Interest income	981	557	2,871	1,465

Earnings before income taxes and minority interest	45,962	33,589	77,946	67,037
Income tax expense	1,752	2,271	3,634	2,971
Minority interest (a)	507	377	933	829

Net earnings	43,703	30,941	73,379	63,237
Net earnings available to general partner	1,860	309	734	632

Net earnings available to common unitholders	$41,843	$30,632	$72,645	$62,605

Earnings Per Unit

Basic earnings per common unit available to common unitholders	$0.66	$0.51	$1.16	$1.04
Dilutive effect of EITF 03-6 (b)	0.03	—	—	—

Adjusted net earnings per unit available to common unitholders	$0.69	$0.51	$1.16	$1.04

Weighted average common units outstanding	62,950.4	60,483.8	62,688.2	60,346.3

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended
	April 30,		April 30,
	2007	2006	2007	2006
Propane gallons	244,407	231,186	681,567	681,885

Net earnings	$43,703	$30,941	$73,379	$63,237
Income tax expense	1,752	2,271	3,634	2,971
Interest expense	21,534	20,778	66,243	62,893
Depreciation and amortization expense	22,245	21,138	65,936	63,864
Interest income	(981)	(557)	(2,871)	(1,465)

EBITDA	88,253	74,571	206,321	191,500
Employee stock ownership plan compensation charge	2,721	2,597	8,301	7,521
Unit and stock-based compensation charge (c)	499	346	1,165	1,581
Loss on disposal of assets and other	3,097	2,881	9,592	5,518
Minority interest	507	377	933	829

Adjusted EBITDA (d)	95,077	80,772	226,312	206,949
Net cash interest expense (e)	(22,451)	(21,536)	(66,723)	(64,337)
Maintenance capital expenditures (f)	(4,026)	(3,399)	(13,745)	(9,458)
Cash paid for taxes	(1,112)	(534)	(2,877)	(609)

Distributable cash flow to equity investors (g)	$67,488	$55,303	$142,967	$132,545

(a) Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b) Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Although the dilutive effect of EITF 03-6 on basic net earnigns per common unit was $0.03 for the three months ended April 30, 2007, due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically only impact the three months ending January 31. EITF 03-6 did not have a dilutive effect on the three months ended April 30, 2006 or the nine months ended April 30, 3007 and 2006.

(c) Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.2 million and $0.1 million to operating expense, for the three months ended April 30, 2007 and 2006, respectively, and $0.3 million and $0.4 million to operating expense for the nine months ended April 30, 2007 and 2006, respectively. A non-cash compensation charge of $0.3 million and $0.2 million was recorded to general and administrative expense for the three months ended April 30, 2007 and 2006, respectively, and $0.9 million and $1.2 million for the nine months ended April 30, 2007 and 2006, respectively.

(d) Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, services its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e) Net cash interest expense is the sum of interest expense less non-cash interest expense and interest income. This amount also includes interest expense related to the accounts receivable securitization facility.

(f) Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g) Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.